Exhibit 99.1
Residential Capital, LLC Reports Preliminary Fourth Quarter and Full-Year 2007 Financial Results
     ResCap reported a loss but made progress reducing assets and risk
o	Fourth quarter net loss of $921 million
▪	Improvement over $2.3 billion loss in third quarter 2007

▪	Gain on deconsolidation of assets and debt retirement partially offset high provisions, security valuation adjustments, real estate impairment and restructuring charges
o	Full-year 2007 net loss of $4.3 billion versus net income of $705 million in 2006
NEW YORK — Residential Capital, LLC (ResCap), wholly owned subsidiary of GMAC Financial Services, reported a net loss of $921 million for the fourth quarter of 2007, compared to a net loss of $128 million in the year-ago period. The decline is attributable to a number of factors, including write-downs on credit residuals and mortgage-backed securities, higher funding costs, market-driven impairments on real estate assets and equity investments, and restructuring charges. The decline in performance was partially offset by a $521 million gain recognized on debt retirements of $1.5 billion (face value) and a gain on the sale of residual cash flows and the deconsolidation of several on-balance sheet securitization structures. Additionally, results in the fourth quarter of 2006 included a $523 million benefit related to the LLC conversion.
For the full year 2007, ResCap reported a net loss of $4.3 billion, compared to net income of $705 million in 2006. The factors effecting the fourth quarter of 2007, as well as adjustments to goodwill, and valuation adjustments on Mortgage loans held for sale impacted the full year results. Additionally, results in 2006 included a $523 million benefit related to the LLC conversion and a $259 million gain on the sale of an equity interest in a regional homebuilder.

	Q407	Q406	Change	2007	2006	Change
($ millions)
ResCap	(921)	(128)	(793)	(4,346)	705	(5,051)
ResCap’s U.S. residential finance business continued to experience significant challenges related to falling home prices, higher delinquencies and limited market liquidity.

During the fourth quarter, ResCap sold residual cash flows related to several on-balance sheet securitizations. The sale of these residual cash flows, as well as other actions taken by the company, resulted in the deconsolidation from the balance sheet of approximately $22 billion of securitized assets and the related collateralized debt. The sale of residual cash flows and related deconsolidation of these structures resulted in a benefit of $438 million as the amount of securitized assets net of allowance for loan losses was less than the collateralized debt. The gain included $281 million of current period provision yielding a net in-period benefit of $157 million. Following these actions, the provision for loan loss is expected to decline in future quarters.
ResCap’s international business posted a loss for the fourth quarter stemming primarily from continued illiquidity in the global capital markets. ResCap’s business capital segment also experienced a loss in the quarter as significant downward pressure on homebuilders continued, leading to impairments on real estate assets and equity investments and higher provisions for credit losses.
ResCap’s loan production has been rationalized, reflecting the company’s plan to sharply curtail origination of products with limited market liquidity. ResCap has aggressively restructured operations in line with the current business model, while still preserving the flexibility to modify its product offerings based on changing market conditions. A strong origination and servicing business remains at ResCap, and improvement is expected as legacy assets roll off the balance sheet. The restructuring, announced in October, resulted in a charge of $125 million related to facility closures and reducing the workforce by 3,000 employees. In total, ResCap’s 2007 restructuring actions will reduce the workforce by approximately 5,000 employees, or 35 percent.
Liquidity and Capital
ResCap’s cash and cash equivalents was $4.4 billion as of Dec. 31, 2007, compared to $2.0 billion at Dec. 31, 2006 and $6.5 billion at Sept. 30, 2007. The cash position of GMAC Bank was strategically reduced by $800 million to $1.4 billion while incremental ResCap cash was used to repurchase debt at a discount and support inventory held in international operations. During the fourth quarter, ResCap successfully executed a tender offer repurchasing $237million (market value) of debt at a discount resulting in a $152 million gain.

In addition, GMAC purchased $740 million (market value) of ResCap debt which was contributed to ResCap and retired. As of Dec. 31, 2007, ResCap’s equity base was $6.0 billion, above the tangible net worth minimum in its credit facilities, and above the amount expected to be needed to support its ongoing operations.
In addition, GMAC and ResCap may from time to time continue to purchase outstanding GMAC or ResCap debt in open market transactions or otherwise, as part of its liquidity and cash management strategy.
Strategic Initiatives
GMAC and ResCap continue to investigate strategic alternatives related to all aspects of ResCap’s business. These strategic alternatives include potential acquisitions as well as dispositions, alliances, and joint ventures with a variety of third parties with respect to some of ResCap’s businesses. GMAC and ResCap are in various stages of discussions with respect to certain of these alternatives, including, in some cases, execution of confidentiality agreements, indications of interest, non-binding letters of intent and other exploratory activities such as preliminary and confirmatory due diligence and conceptual discussions. GMAC and ResCap also have engaged advisers to explore the sale of certain parts of ResCap’s operations. There are currently no substantive binding contracts, agreements or understandings with respect to any particular transaction. Further, there can be no assurances that any of these strategic alternatives will occur, or if they do, that they will achieve their anticipated benefits.
Summary
While market conditions remain uncertain, ResCap has taken aggressive actions in 2007 across all its businesses in an effort to mitigate future risk, rationalize the cost structure and stabilize the company. The actions include operational restructuring, tightening lending standards, reducing the size of the balance sheet, maintaining prudent liquidity, capital maintenance and refocusing on core fundamentals of the business.

About Residential Capital, LLC:
Residential Capital, LLC (rescapholdings.com) is a leading real estate finance company focused primarily in the residential real estate market in the United States, Canada, Europe, Latin America and Australia. The company’s diversified businesses — GMAC-RFC, GMAC Mortgage, Ditech, GMAC Real Estate and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers, and resort and timeshare developers. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC, LLC.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) and Residential Capital, LLC(“ResCap”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; disruptions in the markets in which we fund ResCap’s operations, with resulting negative impact on our liquidity; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

ResCap Operations	Fourth Quarter		Full Year
	2007	2006	2007	2006
Net Income (loss) ($ millions)	($921)	($128)	($4,346)	$705

Gain (loss) on sale of mortgage loans, net
Domestic	$358.0	($99.7)	$7.5	$650.1
International	(59.0)	111.1	(339.2)	240.1

Total	$299.0	$11.4	($331.7)	$890.2

Portfolio Statistics ($ billions)
Loan production volume	$20.8	$49.2	$122.5	$189.4

Mortgage production
Domestic	$15.5	$41.2	$93.9	$161.6
International	$5.3	$8.0	$28.6	$27.8

Mortgage servicing rights at end of period	$4.7	$4.9

Period end servicing portfolio	$453.3	$448.6
Loan servicing at end of period
Domestic	$410.2	$412.4
International	$43.1	$36.2

U.S. Production Mix
Prime conforming	$13.0	$10.8	$47.3	$43.3
Prime non-conforming	0.3	$17.5	27.2	60.3
Government	1.2	$0.8	3.6	3.7
Nonprime	0.1	$6.9	4.2	30.6
Prime second-lien	0.9	$5.2	11.6	23.7

Total	$15.5	$41.2	$93.9	$161.6

Asset Quality Statistics ($ millions) — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$652.2	$645.9	$2,088.5	$1,116.4
Lending receivables	179.0	203.7	492.5	217.3
Auto Receivables	4.4	0.4	14.2	0.4

Total	$835.5	$850.0	$2,595.1	$1,334.1

Allowance by product at end of period
Mortgage loans held for investment	$832.3	$1,508.4

ResCap Operations	Fourth Quarter		Full Year
	2007	2006	2007	2006
Lending receivables	485.2	396.6
Auto Receivables	33.3	25.8

Total	$1,350.8	$1,930.8

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	1.97%	2.17%
Lending receivables	5.46%	2.66%
Auto	1.06%	1.03%

Total	2.49%	2.22%

Nonaccrual loans at end of period	$5,977	$8,696
Nonaccrual loans as a % of related receivables at end of period	11.03%	10.01%

Total nonperforming assets ($ millions)	$7,124.9	$9,844.3